SETTLEMENT AGREEMENT (the "Agreement"), dated as of September 30, 2003, between Dominix, Inc., with an office located at 40 Marquette Drive, Smithtown, New York 11787 ("Dominix") and Tom A. Bibiyan residing at 6446 West 84th Street, Los Angeles, Ca., 90045 ("TB") and James Morris residing at 426A Larchmont Acres West, Larchmont, New York 10538 ("JM") (hereinafter referred to as "TB"; JM and TB, respectively, collectively referred to as "Claimants", individually each a "Claimant").

                                   WITNESSETH

      WHEREAS, TB previously entered into an agreement with the former management of Dominix pursuant to which he invested $10,000 in Dominix on March 9, 2001 through a Convertible Debenture (the "TB Transaction") and alleges that he was entitled to repayment of said investment and/or equity from Dominix in connection therewith; and

      WHEREAS, Dominix without agreeing to or denying the claims of TB, wishes to settle the claims brought by TB with regard to the TB Transaction on the terms set forth herein and TB wishes to accept such terms of settlement; and

      WHEREAS, JM previously entered into an agreement with the former management of Dominix pursuant to which he invested $25,000 in Dominix on February 23, 2001 through a Convertible Debenture (the "JM Transaction") and alleges that he was entitled to repayment of said investment and/or equity from Dominix in connection therewith; and

      WHEREAS, Dominix without agreeing to or denying the claims of JM, wishes to settle the claims brought by JM with regard to the JM Transaction on the terms set forth herein and JM wishes to accept such terms of settlement; and

      WHEREAS, Dominix has informed TB and JM that it is contemplating a reverse stock-split of its common stock of between approximately 1-for-150 to 1-for-200 (the "Reverse Split") which it anticipates effecting within 90 days from the date thereof.

      NOW, THEREFORE, for good and valuable consideration, Dominix and each Claimant intending to be legally bound, agree as follows:

      1. Stock Issuance. Within seven (7) business days after the effectiveness of the contemplated reverse split, Dominix shall issue an aggregate of FIFTY THOUSAND (50,000) shares of its post reverse common stock (the "Settling Shares") to Claimants, the proceeds derived from the sale of such Settling Shares to be distributed to TB and JM, in the percentages as set forth on Exhibit A hereto. Such Settling Shares to be issued shall be with a restrictive legend but for purposes of the holding period under Rule 144 under the Securities Act of 1933, as amended, Dominix acknowledges that the original date of issuance for the Settling Shares shall be March 9, 2001 for TB and February 23, 2001 for JM. Dominix shall not be in breach of this Agreement if the issuance of the restricted common stock is delayed because of the failure of the transfer agent to promptly process the issuance of such restricted common stock but shall use its good faith best efforts to have such shares delivered expeditiously. Said Settling Shares are to be accompanied by a Legal Opinion of Counsel as to their tradability under Rule 144 (Annexed hereto as Exhibit B),


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


inasmuch as the tacking period that applies is over one (1) year from the date of issuance. The Shares shall be deposited into an Escrow Account Solomon Smith Barney at 2330 West Joppa Road, Suite 255, Lutherville, Maryland 21093, attention Pete Christofferson (phone number 410-296-9200) for the benefit of the Feingold & Kam Escrow Account Number 089-16535 Escrow Agents, with instructions that the Shares may be sold at a limit of TWENTY THOUSAND (20,000) per week, and that the instruction of BOTH Michael S. Krome, Esq., attorney for Dominix and Feingold and Kam, attorney for Claimant's must give any new instructions for trades. A copy of the Instruction Letter is annexed hereto as Exhibit C.

      2. General Release. Each Claimant, their respective successors and assigns and any entity controlled or under the authority of any Claimant and any Claimant's immediate family members, dependents, personal representatives, heirs, creditors, executors, administrators, successors, assigns or counsel do hereby fully and forever, release waive and discharge Dominix, its officers, directors, shareholders, agents, attorneys, and employees, affiliates, and subsidiaries, whether past, present, or future (the "Released Parties") from any and all actions, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys' fees, whether known or unknown, including, but not limited to, all claims arising out of the TB Transaction, the JM Transaction, breach of contract; impairment of economic opportunity; or any claim under common-law or at equity; any tort or claims for reimbursements or commissions. Each Claimant acknowledges and agrees that this general release and the covenant not to sue set forth in this Section 2 are essential and material terms of this Agreement and that, without such release and covenant not to sue, no agreement would have been reached by the parties and no stock would be issued by Dominix to Claimant's. Each Claimant understands and acknowledges the significance and consequences of this release and this Agreement.

      (a) Covenant Not to Sue. To the maximum extent permitted by law, Claimants covenant not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including but not limited to any of the claims released in paragraph 2 of this Agreement. In the event of a Claimant's breach of the terms of this Agreement, without prejudice to Dominix's other rights and remedies available at law or in equity, except as prohibited by law, Claimants shall be liable for all costs and expenses (including, without limitation, reasonable attorney's fees and legal expenses) incurred by any of the Released Parties.

      (b) Non-Disclosure. Dominix and each Claimant agree that they shall not disclose, divulge or furnish to any person or entity the contents of this
Agreement or the circumstances relating to the TB Transaction, the JM Transaction, except as required by law, or pursuant to valid subpoena, discovery notice, demand or request, or Court order or process, provided, however, that Dominix and Claimant's may disclose such information to their attorney, accountant or as required by law, and as related to the public filings of Dominix with the Securities and Exchange Commission periodic filing requirements.

      3. Governing Law. This Agreement shall be interpreted under the laws of the State of New York. In the event of litigation arising out of this Agreement, the parties hereto consent to the personal jurisdiction of the State of New York, County of New York.

      4. Binding Agreement. This Agreement represents the entire agreement between the parties and supercedes all prior agreements, promises, understandings, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any related or unrelated third party. All exhibits attached hereto, and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement, and all references herein to the terms "this Agreement", "hereunder", "herein", "hereby" or "hereto" shall be deemed to refer to this Agreement and to all such writings.

      5. Successors and Assigns. As used herein the term "the parties" shall include their respective successors in interest, licensees or assigns.

      6. Execution. Each person who signs this Agreement on behalf of a corporate entity represents and warrants that he has full and complete authority to execute this Agreement on behalf of such entity. Each party shall bear the fees and expenses of its counsel and its own out-of-pocket costs in connection with this Agreement.

      7. Counsel. Each of the parties acknowledges that they have been represented by counsel of their choice in the negotiation and execution of this Agreement.

      8. Captions. The captions appearing in this Agreement are for convenience only, and shall have no effect on the construction or interpretation of this Agreement.

      9. Non-Disparagement. Each party mutually agrees to refrain from making public or private comments or taking any actions which disparage, or are disparaging, derogatory or negative statements about the other, the business of any party or the products, policies or decisions of any party, or any present or former offices, directors or employees of any party or any of its operating divisions, subsidiaries or affiliates. Further, each party agrees to conduct themselves at all times in the future in a manner respectful of each other's rights and privileges and to refrain from engaging in any actions detrimental to the other's personal and professional welfare.



                     [Rest of Page Intentionally Left Blank]


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


      IN WITNESS WHEREOF, Dominix and each Claimant has made and entered into this Settlement Agreement as of the first date set forth above.


                                             DOMINIX, INC.


                                             -------------------------------
                                             By:  Andrew J. Schenker
                                             Title: Sole Officer and Director



                                             -------------------------------
                                             Tom Bibyan


                                             -------------------------------
                                             James Morris

STATE OF                   )
                           ) ss.:
COUNTY OF                  )

      On this day of November, 2003, personally appeared before me Tom Bibyan, whose identity is personally known to me and who by me duly sworn, did say that he is the person named herein and that said document was signed by him.


[SEAL]


----------------------
NOTARY PUBLIC




STATE OF                   )
                           ) ss.:
COUNTY OF                  )

      On this day of November, 2003, personally appeared before me James Morris, whose identity is personally known to me and who by me duly sworn, did say that he is the person named herein and that said document was signed by him.


[SEAL]


----------------------
NOTARY PUBLIC

Exhibit A.
Percentage of Disbursement of Shares Issued to Feingold and Kam as Escrow Agent.



Tom Bibyan                                  28.6%


James Morris                                71.4%

Exhibit B
Form of Legal Opinion


                             Michael S. Krome, Esq.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755

Tel.:    (631) 737-8381
Fax:     (631) 737-8382
email:   mskrome@optonline.net

Ronald Krome
Legal Assistant

                                                                     May 4, 2004


Mr. Kevin Halter, Jr.
Securities Transfer Corp.
2591 Dallas Parkway
Suite 102
Frisco, Texas  75034

            RE:   DOMINIX, INC, (THE "COMPANY")

Dear Kevin:

      This office has been requested to render an opinion regarding the removal of the restrictive legend from Certificate No. , dated November , 2003, representing 50,000 shares of common stock in the name of Feingold & Kam, Escrow Agent, issued pursuant to a Settlement Agreement

      Pursuant to the Settlement Agreement, the shares are being issued pursuant to actions taken with respect to the Company in or about March 2001, and that the holding period started as of that date, but the shares were not issued until a later date.

      For purposes of this opinion, I have been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. I have made such further legal and actual examination and investigation as I deem necessary for purposes of rendering the following opinion.

      In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. I have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company. I have also reviewed, and assume for the purposes of this opinion, the accuracy of Rule 144 documents and representation letters provided by the Shareholder and the broker.

      It is the opinion of this Firm that the shares listed herein were validly issued, that the current holder is a holder in due course for value and with recourse.

      I am a member of the bar of the State of New York. My opinions below are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States. This Opinion is limited to use by the Company, the Company's Transfer Agent, Shareholder named above and the broker involved in the transaction only. No other entity or individual is entitled to rely upon this opinion, without the written consent of this Office.

      Based on the foregoing, based upon Section c(1) of Rule 144, it is the opinion of the Firm that said shares have met the requirements of Rule 144, and the restrictive legend may be removed from the shares and a new certificate issued without a new certificate issued without said legend to be sold as part of a "Brokers Transaction."

      If you have any questions, please feel free to contact me.


                                                           Very truly yours,


                                                           Michael S. Krome

Exhibit C
Letter of Instruction for Escrow Account.


                                                                 November , 2003


Solomon Smith Barney
2330 West Joppa Road, Suite 255,
Lutherville, Maryland 21093

Attn.: Pete Christofferson

      Re:  Escrow   Account  of  Feingold  and  Kam  and  Settlement
      Agreement of September 24, 3003 by and Between Tom Bibyan, Jim Morris and Dominix, Inc. ("Dominix")

Dear Sir:

      Reference is made to the Settlement Agreement, as indicated above, and the certain shares of common stock of Dominix Group, Inc., ("the "Shares") to be deposited into the Escrow Account of Feingold & Kam, along with an opinion of Counsel as the eligibility to sell the Shares under Rule 144.

      Please accept this Letter of Instruction as specific instructions with respect to the sale of the Shares pursuant to Rule 144.

      Pursuant to the Settlement Agreement, Feingold and Kam, the Escrow Agent may sell for the benefit of Tom Bibyan and Jim Morris a maximum of TWENTY THOUSAND (20,000) Shares per week. The funds are to be distributed as per instructions from the Escrow Agent.

      These instructions shall remain in full force and effect, and pursuant to the Settlement Agreement may only be modified with the signature of the Escrow Agent form the firm of Feingold and Kam AND Michael S. Krome, P.C. attorney for Dominix, Inc.

         Executed by the Parties on this ____th day of November, 2003.


                                          DOMINIX, INC.


                                          --------------------------------------
                                          By:  Andrew J. Schenker
                                          Title: Sole Officer and Director


                                          --------------------------------------
                                          Tom Bibyan


                                          --------------------------------------
                                          James Morris


                                          --------------------------------------
                                          Feingold & Kam, Esq.
                                          Escrow Agent



                                          --------------------------------------
                                          Michael S. Krome, P.C.
                                          Attorney for Dominix, Inc.